Registration Statement File No. 333-134698
                                                Filed pursuant to Rule 424(b)(3)


Prospectus Supplement No. 1, dated August 31, 2006
To Prospectus, dated August 15, 2006 (the "Prospectus")



                         PRG-SCHULTZ INTERNATIONAL, INC.


         $24,858,433 IN PRINCIPAL AMOUNT OF 11.0% SENIOR NOTES DUE 2011 $28,776,480 IN PRINCIPAL AMOUNT OF 10.0% SENIOR CONVERTIBLE NOTES DUE 2011
           57,406 SHARES ($6,888,720 LIQUIDATION PREFERENCE, WHICH MAY INCREASE TO UP TO $10,697,972 TO SATISFY DIVIDENDS OTHERWISE PAYABLE IN
                          CASH) OF 9.0% SENIOR SERIES A
                 CONVERTIBLE PARTICIPATING PREFERRED STOCK, AND
              3,561 SHARES OF COMMON STOCK, NO PAR VALUE PER SHARE

     This prospectus supplement relates to the potential offer and sale from time to time of the above referenced securities by the securityholders identified on page 84 of the Prospectus or in any accompanying post-effective amendment or supplement to this prospectus. This prospectus supplement may also be used by the selling securityholders to offer:

o UP TO $18,097,373.66 IN PRINCIPAL AMOUNT OF ADDITIONAL 10.0% SENIOR CONVERTIBLE NOTES THAT MAY BE ISSUED IN PAYMENT OF INTEREST ON OUTSTANDING 10.0% SENIOR NOTES;

o UP TO 10,977,733 SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION OF THE 10.0% NOTES AND/OR 9.0% SENIOR SERIES A PREFERRED STOCK.

     This Supplement No. 1 serves to update the "Selling Securityholder" information beginning on page 84 of the Prospectus to reflect a distribution of securities by one of the named selling securityholders, Stinson Capital Partners S, L.P. ("Stinson S"), to SAI Hedge Fund Holdings LLC ("SAI"), the sole limited partner in Stinson S, and Blum Capital Partners, L.P. ("Blum Capital"), which is the general partner of Stinson S and a selling securityholder already named in the Prospectus. The securities were distributed in a pro-rata distribution to the limited partner and general partner of Stinson S for no consideration and no sale was made. All of the securities were included in the registration statement which contained the Prospectus. As a result of the distribution, Stinson S is no longer offering securities under the prospectus, and the amounts of securities held and offered for sale by Blum Capital have changed. The changes for Blum Capital are reflected in the supplemental Selling Securityholder Table on the second page of this prospectus supplement.




THIS SUPPLEMENT IS PART OF THE PROSPECTUS DATED AUGUST 15, 2006, AND MUST ACCOMPANY THAT PROSPECTUS TO SATISFY PROSPECTUS DELIVERY REQUIREMENTS UNDER THE SECURITIES ACT OF 1933.

NEITHER THE SEC NOR ANY STATE SECURITIES COMMISSION HAS DETERMINED WHETHER THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. THEY HAVE NOT MADE, AND WILL NOT MAKE, ANY DETERMINATION AS TO WHETHER ANYONE SHOULD BUY THESE SECURITIES. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                               Supplemental Selling Securityholder Table

                                  PERCENTAGE                            PERCENTAGE
                      PRINCIPAL     OF 11%                                  OF       SHARES OF  PERCENTAGE
                      AMOUNT OF     SENIOR    PRINCIPAL                 10% SENIOR   SERIES A   OF SERIES A
                      11% SENIOR    NOTES     AMOUNT OF                 CONVERTIBLE  PREFERRED  PREFERRED
                        NOTES        OUT-     10% SENIOR  PRINCIPAL        NOTES       STOCK      SHARES
                        BENE-      STANDING  CONVERTIBLE  AMOUNT OF     OUTSTANDING     BENE-   OUTSTANDING
                       FICIALLY     AFTER       NOTES     10% SENIOR      AFTER        FICIALLY   AFTER
                      OWNED AND   COMPLETION    BENE-     CONVERTIBLE   COMPLETION   OWNED AND  COMPLETION
                       OFFERED   OF OFFERING   FICIALLY     NOTES       OF OFFERING   OFFERED   OF OFFERING
       NAME            HEREBY         (1)       OWNED    OFFERED HEREBY     (1)        HEREBY      (1)
-------------------- ----------- ----------- ----------- -------------- ----------- ----------- -----------

Blum Capital
  Partners, L. P.(2)  14,929,734      0%      17,282,880  28,151,990.37      0%          36,006      0%

Stinson Capital
  Partners S, L.P.             0      0%               0              0      0%               0      0%


                                                                                          PERCENTAGE OF COMMON STOCK
                                  SHARES OF COMMON STOCK                                       OUTSTANDING AFTER
                                 BENEFICIALLY OWNED PRIOR       SHARES OF COMMON STOCK    COMPLETION OF THE OFFERING
             NAME                   TO THE OFFERING (2)           OFFERED HEREBY (2)                 (1)
-------------------------------  ------------------------       ----------------------    ---------------------------

Blum Strategic Partners II,               2,449,962                  6,693,511                       30.8%
  L.P.(3)

Blum Strategic Partners II                2,449,962                  6,693,511                       30.8%
  GmbH & Co. KG(3)

Blum Capital Partners, L. P.              2,449,962                  6,693,511                       30.8%

Stinson Capital Partners,                 2,449,962                  6,693,511                       30.8%
  L.P.(3)

Stinson Capital Partners                  2,449,962                  6,693,511                       30.8%
  (QP), L.P.(3)

Stinson Capital Partners II,              2,449,962                  6,693,511                       30.8%
  L.P.(3)

Stinson Capital Partners S,                       0                          0                          0%
  L.P.(3)



Footnotes (2) and (3) to the table at page 84 of the Prospectus are revised to read as follows:

(2) Shares of Common Stock Beneficially Owned Prior to the Offering does not include, and Shares of Common Stock Offered Hereby does include, shares of common stock the selling security holders will have the right to acquire, upon conversion of convertible notes acquired on March 17, 2006 and that may be issued in payment of interest thereon, as follows: Blum Strategic Partners II, L.P., 1,767,863 shares, Blum Strategic Partners II GmbH & Co. KG, 36,447 shares, Blum Capital Partners, L. P., 2,064 shares, Stinson Capital Partners, L.P., 883,751 shares, Stinson Capital Partners (QP), L.P., 786,318 shares, Stinson Capital Partners II, L.P., 721,724 shares, Parkcentral Global Hub Limited, 2,411,165 shares, and Petrus Securities, L.P., 469,122 shares. Shares of Common Stock Beneficially Owned Prior to the Offering does not include, and Shares of Common Stock Offered Hereby does include, shares of common stock the selling security holders will have the right to acquire upon conversion of Series A preferred stock acquired on March 17, 2006 in connection with securities that may be deemed to be issued upon increase in the liquidation preference of the Series A preferred stock in payment of dividends thereon: Blum Strategic Partners II, L.P., 343,360 shares, Blum Strategic Partners II GmbH & Co. KG, 7,079 shares, Blum Capital Partners, L. P., 402 shares, Stinson Capital Partners, L.P., 171,645 shares, Stinson Capital Partners (QP), L.P., 152,721 shares, Stinson Capital Partners II, L.P., 140,176 shares, Parkcentral Global Hub Limited, 408,814 shares, and Petrus Securities, L.P., 91,108 shares. Common Stock beneficially owned prior to this offering includes the following shares of outstanding Common Stock: Blum Strategic Partners II, L.P., 827,640 shares, Blum Strategic Partners II GmbH & Co. KG, 17,065 shares, Blum Capital Partners, L. P., 53 shares, Stinson Capital Partners, L.P., 19,529 shares, Stinson Capital Partners (QP), L.P., 17,376 shares, Stinson Capital Partners II, L.P., 17,870 shares, Blum Strategic Partners, L. P., 11,770 shares, Stinson Capital Fund (Cayman), Ltd., 6,170 shares, BK Capital Partners IV, L.P., 8,300 shares, and Parkcentral Global Hub Limited, 66,936 shares. Common Stock beneficially owned prior to this offering includes shares of common stock the selling security holders have the right to acquire upon conversion of Series A convertible preferred stock acquired on March 17, 2006, as follows: Blum Strategic Partners II, L.P., 620,948, shares, Blum Strategic Partners II GmbH & Co. KG, 12,802 shares, Blum Capital Partners, L. P., 726 shares, Stinson Capital Partners, L.P., 310,411 shares, Stinson Capital Partners (QP), L.P., 276,189 shares, Stinson Capital Partners II, L.P., 253,500 shares, Parkcentral Global Hub Limited, 739,375 shares, and Petrus Securities, L.P., 164,775 shares. All of these shares of common stock are offered for sale pursuant to this prospectus.

(3) Blum Capital Partners, L.P. ("BLUM L.P.") is a California limited partnership whose principal business is acting as general partner for investment partnerships and providing investment advisory services. BLUM L.P. is an investment advisor registered with the Securities and Exchange Commission. The general partner of Stinson Capital Partners, L.P., Stinson Capital Partners II, L.P., Stinson Capital Partners (QP), L.P. and Stinson Capital Partners S, L.P. is BLUM L. P. As general partner, BLUM L.P. has voting and investment discretion with respect to the securities owned by each of these entities. Therefore the securities may be deemed to be owned indirectly by the following parties: (a) BLUM L.P., and (b) Richard C. Blum & Associates, Inc., the sole general partner of BLUM L.P. Richard C. Blum & Associates, Inc. and BLUM L.P. disclaim beneficial ownership of these securities, except to the extent of any pecuniary interest therein. The general partner of Blum Strategic Partners II, L.P. and the managing limited partner of Blum Strategic Partners II GmbH & Co. KG is Blum Strategic GP II, L.L.C. As general partner and managing limited partner, Blum Strategic GP II, L.L.C. has voting and investment discretion with respect to the securities owned by each of these entities. Therefore the securities may be deemed to be owned indirectly by Blum Strategic GP II, L. L.C. Blum Strategic GP II, L.L.C. disclaims beneficial ownership of these securities, except to the extent of any pecuniary interest therein. BLUM L.P., Richard C. Blum & Associates, Inc. and Blum Strategic GP II, L.L.C. share voting and dispositive power over the securities reported. In addition to the shares of common stock referenced in footnotes (1) and (2) above, the securities reported include the following: Blum Strategic Partners II, L.P., $6,094,050 principal amount of senior notes, $7,054,560 principal amount of senior convertible notes, and 14,697 shares of series A preferred stock, Blum Strategic Partners II GmbH & Co. KG, $125,638 principal amount of senior notes, $145,440 principal amount of senior convertible notes, and 303 shares of series A preferred stock, Blum Capital Partners, L. P., $7,114 principal amount of senior notes, $8,237 principal amount of senior convertible notes, and 17 shares of series A preferred stock, Stinson Capital Partners, L.P., $3,046,402 principal amount of senior notes, $3,526,560 principal amount of senior convertible notes, and 7,347 shares of series A preferred stock, Stinson Capital Partners (QP), L.P., $2,710,539 principal amount of senior notes, $3,137,760 principal amount of senior convertible notes, and 6,537 shares of series A preferred stock, and Stinson Capital Partners II, L.P., $2,487,874 principal amount of senior notes, $2,880,000 principal amount of senior convertible notes, and 6,000 shares of series A preferred stock. The principal office for each of Blum Strategic Partners II, L.P., Blum Strategic Partners II GmbH & Co. KG, Blum Capital Partners, L. P., Stinson Capital Partners, L.P., Stinson Capital Partners (QP), L.P., Stinson Capital Partners II, L.P., and Stinson Capital Partners S, L.P. (the "Blum Sellers") is 909 Montgomery Street, Suite 400, San Francisco, California 94133. Blum Strategic Partners, L. P., Stinson Capital Fund (Cayman), Ltd., and BK Capital Partners IV, L.P., are affiliates of the Blum Sellers.


The table above should be read in conjunction with the Selling Securityholder table (including the footnotes thereto) and related information at page 84 of the Prospectus.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for our common stock and series A convertible preferred stock is American Stock Transfer & Trust Company.


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